                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                   ----------

                                SCHEDULE 13G / A
                                 (Rule 13d-102)

            INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
             TO RULES 13d-1(b), (c) and (d) AND AMENDMENTS THERETO
                            FILED PURSUANT TO 13d-2
                               (Amendment No. 1)(1)

                              SPDR TRUST SERIES 1
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     STANDARD & POOR'S DEPOSITORY RECEIPTS
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   78462F103
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                31 DECEMBER 1998
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                               [ ] Rule 13d-1(b)
                               [X] Rule 13d-1(c)
                               [ ] Rule 13d-1(d)


---------
     (1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Schedule 13G                       Forms

CUSIP No. 78462F103                13G                        Page 2 of 9 Pages

--------------------------------------------------------------------------------

1.  NAME OF REPORTING PERSONS
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

    GOVERNMENT OF SINGAPORE INVESTMENT CORPORATION PTE LTD (NONE)
--------------------------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) / /
                                                                         (b) /X/
--------------------------------------------------------------------------------
3.  SEC USE ONLY


--------------------------------------------------------------------------------
4.  CITIZENSHIP OR PLACE OF ORGANIZATION

    SINGAPORE
--------------------------------------------------------------------------------
                5.  SOLE VOTING POWER
  NUMBER OF
   SHARES           NIL
BENEFICIALLY   -----------------------------------------------------------------
  OWNED BY      6.  SHARED VOTING POWER
   EACH
 REPORTING          3,151,700
  PERSON       -----------------------------------------------------------------
   WITH         7.  SOLE DISPOSITIVE POWER

                    NIL
               -----------------------------------------------------------------
                8.  SHARED DISPOSITIVE POWER

                    3,151,700
--------------------------------------------------------------------------------
 9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     3,151,700
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES*                                                         / /

--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     4.0%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

     OO
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

Schedule 13G                           Forms

CUSIP No. 78462F103                     13G                   Page 3 of 9 Pages

--------------------------------------------------------------------------------

1.  NAME OF REPORTING PERSONS
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
      GOVERNMENT OF SINGAPORE
      (NONE)
--------------------------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) / /
                                                                         (b) /X/
--------------------------------------------------------------------------------
3.  SEC USE ONLY


--------------------------------------------------------------------------------
4.  CITIZENSHIP OR PLACE OF ORGANIZATION
      SINGAPORE

--------------------------------------------------------------------------------
                5.  SOLE VOTING POWER             NIL
  NUMBER OF
   SHARES      -----------------------------------------------------------------
BENEFICIALLY    6.  SHARED VOTING POWER           2,484,020
  OWNED BY
    EACH       -----------------------------------------------------------------
 REPORTING      7.  SOLE DISPOSITIVE POWER        NIL
   PERSON
    WITH       -----------------------------------------------------------------
                8.  SHARED DISPOSITIVE POWER      2,484,020

--------------------------------------------------------------------------------
 9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       2,484,020

--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES*                                          / /

--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
       3.1%

--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*
       OO

--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

Schedule 13G                           Forms


CUSIP No. 78462F103                     13G                   Page 4 of 9 Pages

--------------------------------------------------------------------------------

1.  NAME OF REPORTING PERSONS
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
      MONETARY AUTHORITY OF SINGAPORE
      (NONE)
--------------------------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) / /
                                                                         (b) /X/
--------------------------------------------------------------------------------
3.  SEC USE ONLY


--------------------------------------------------------------------------------
4.  CITIZENSHIP OR PLACE OF ORGANIZATION
      SINGAPORE

--------------------------------------------------------------------------------
                5.  SOLE VOTING POWER             NIL
 NUMBER OF
   SHARES      -----------------------------------------------------------------
BENEFICIALLY    6.  SHARED VOTING POWER           398,680
  OWNED BY
    EACH       -----------------------------------------------------------------
 REPORTING      7.  SOLE DISPOSITIVE POWER        NIL
   PERSON
    WITH       -----------------------------------------------------------------
                8.  SHARED DISPOSITIVE POWER      398,680

--------------------------------------------------------------------------------
 9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       398,680

--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES*                                          / /
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
       0.5%

--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*
       OO

--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

Schedule 13G                           Forms

CUSIP No. 78462F103                     13G                   Page 5 of 9 Pages

--------------------------------------------------------------------------------
1.  NAME OF REPORTING PERSONS
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
      BOARD OF COMMISSIONERS OF CURRENCY, SINGAPORE
      (NONE)
--------------------------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) / /
                                                                         (b) /X/
--------------------------------------------------------------------------------
3.  SEC USE ONLY

--------------------------------------------------------------------------------
4.  CITIZENSHIP OR PLACE OF ORGANIZATION
      SINGAPORE

--------------------------------------------------------------------------------
                5.  SOLE VOTING POWER             NIL
  NUMBER OF
   SHARES       ----------------------------------------------------------------
BENEFICIALLY    6.  SHARED VOTING POWER           269,000
  OWNED BY
    EACH        ----------------------------------------------------------------
 REPORTING      7.  SOLE DISPOSITIVE POWER        NIL
   PERSON
    WITH       -----------------------------------------------------------------
                8.  SHARED DISPOSITIVE POWER      269,000

--------------------------------------------------------------------------------
 9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       269,000

--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES*                                          / /

--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
       0.4%

--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*
       OO

--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1(a). Name of Issuer

     SPDR Trust Series 1

Item 1(b). Address of Issuers' Principal Executive Offices

     PDR Services Corp
     c/o The American Stock Exchange
     86 Trinity Place
     New York, NY 10006-1881

Item 2(a). Name of Person Filing

     I    Government of Singapore Investment Corporation Pte Ltd.
     II   Government of Singapore
     III  Monetary Authority of Singapore
     IV   Board of Commissioners of Currency, Singapore

Item 2(b). Address of Principal Business Office

     I                        250 North Bridge Road
                              #38-00 Raffles City Tower
                              Singapore 179101

     II, III and IV c/o       Government of Singapore Investment Corporation
                                Pte Ltd
                              250 North Bridge Road
                              #38-00 Raffles City Tower
                              Singapore 179101

Item 2(c). Citizenship

     I, II, III and IV        Singapore

Item 2(d). Title of Class of Securities

     Exchange traded securities that represent an interest in the SPDR Trust Series 1

Item 2(e). CUSIP Number

     78462F103

Item 3. If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or
(c), check whether the person filing is a

     N.A.

If this statement is filed pursuant to Rule 13d-1(c), check this box.      [x]

Item 4. Ownership

     The aggregate number of securities and percentage of the class of securities of the Issuer beneficially owned by each Reporting Person named in
Item 2(a), as well as the number of securities as to which such person is deemed to have sole power to vote or to direct the vote, shared power to vote or to direct the vote, sole power to dispose or to direct the disposition, shared power to dispose or direct the disposition, is set forth in the following table:


                                                    Power to Vote     Power to Dispose
                             No. of Securities    ------------------  ------------------
          Person             Beneficially Owned   Sole(1)  Shared(1)  Sole(1)  Shared(1)
          ------             ------------------   -------  ---------  -------  ---------
Government of Singapore
 Investment Corporation Pte Ltd     3,151,700        0     3,151,700     0     3,151,700

Government of Singapore             2,484,020        0     2,484,020     0     2,484,020

Monetary Authority of Singapore       398,680        0       398,680     0       398,680

Board of Commissioners of Currency
 Singapore                            269,000        0       269,000     0       269,000

Total(2) (all Reporting Persons)    3,151,700        0      3,151,700    0     3,151,700

(1) The Government of Singapore Investment Corporation Pte Ltd shares power to vote and power to dispose of the 2,484,020 securities beneficially owned by it with the Government of Singapore, shares power to vote and power to dispose of the 398,680 securities beneficially owned by it with the Monetary Authority of Singapore, and shares power to vote and power to dispose of the 269,000 securities beneficially owned by it with the Board of Commissioners of Currency, Singapore.

(2)  The reporting persons disclaim membership in a group.

Item 5. Ownership of Five Percent or Less of a Class
If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five
percent of the class of securities, check the following                [x]

Item 6. Ownership of More than Five Percent on Behalf of Another Person

          N.A.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company

          N.A.

Item 8. Identification and Classification of Members of the Group

          N.A.

Item 9. Notice of Dissolution of Group

          N.A.

Item 10. Certification

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Material to be Filed as Exhibits

1.        Power of Attorney of Government of Singapore dated 5 March 1998.*

2.        Power of Attorney of Monetary Authority of Singapore dated 6 March
          1998.*

3. Power of Attorney of Board of Commissioners of Currency, Singapore dated 5 March 1998.*

          *Incorporated by reference to Schedule 13G, dated 23 March 1998.

                                   Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


21 JAN 1999                                  Government of Singapore Investment
-----------                                  Corporation Pte Ltd.
  Date


                                             by /s/ Seah Wan Hoon
                                                --------------------------------
                                                  Seah Wan Hoon
                                                  Senior Accountant


                                             Government of Singapore
                                             by Government of Singapore
                                             Investment Corporation Pte Ltd, its
                                             attorney-in-fact



                                             by /s/ Seah Wan Hoon
                                                --------------------------------
                                                  Seah Wan Hoon
                                                  Senior Accountant

                                             Monetary Authority of Singapore
                                             by Government of Singapore
                                             Investment Corporation Pte Ltd, its
                                             attorney-in-fact



                                             by /s/ Seah Wan Hoon
                                                --------------------------------
                                                  Seah Wan Hoon
                                                  Senior Accountant

                                             Board of Commissioners of Currency,
                                             Singapore
                                             by Government of Singapore
                                             Investment Corporation Pte Ltd, its
                                             attorney-in-fact



                                             by /s/ Seah Wan Hoon
                                                --------------------------------
                                                  Seah Wan Hoon
                                                  Senior Accountant